Exhibit 10.19
DIRECTOR EQUITY DEFERRAL PROGRAM
UNDER THE
ZOVIO INC 2009 STOCK INCENTIVE PLAN

This Director Equity Deferral Program (the “Deferral Program”) is adopted by the Board of Directors (“Board”) of Zovio Inc, a Delaware corporation (the “Company”), pursuant to the Zovio Inc 2009 Stock Incentive Plan, as amended (the “Plan”), and is effective as of October 13, 2021. When a word or phrase appears in this Deferral Program document with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall generally be given the meaning ascribed to it in the Plan, unless a clearly different meaning is required by the context in which the word or phrase is used or a different meaning is specifically provided in this Deferral Program document.
1. Recitals. Pursuant to Section 4(a) of the Plan, selected non-employee members of the Board (“Directors”) are eligible to receive Awards. The purpose of this Deferral Program is: (i) to allow Directors to elect to receive their cash director fees (including a base cash retainer and any additional committee chair cash retainers, lead independent director cash retainers, or committee membership retainers) (the “Cash Fees”) in the form of Stock Units that vest subject to certain vesting restrictions (“Restricted Stock Units”); and (ii) to allow Directors to elect to defer the payment of their vested Restricted Stock Unit Awards. Pursuant to the Plan, the Board has the authority to administer the Plan with respect to Awards granted to Directors, and thus has the authority to administer this Deferral Program.
2. Form of Payment – General Rule. As compensation for service on the Board, and unless otherwise determined by the Committee, Directors receive Cash Fees as partial compensation for their services on the Board. Each Director will continue to receive his or her Cash Fees in the form of cash unless the Director makes a form of payment election in accordance with this Section 2:
(a) Form of Payment Election. Beginning with payments scheduled to be made in 2022, each Director may elect to receive his or her Cash Fees in the form of Restricted Stock Units (a “Form of Payment Election”). Any such election must be made in writing by submitting a signed Deferral Election Form to the Company (the form of which will be provided by the Company).
(b) Form of Payment Election Timing – General. The Deferral Election Form must be submitted to the Company no later than December 31 of the calendar year prior to the relevant Grant date (e.g., an election to receive Cash Fees granted in 2022 in Restricted Stock Units must be received by December 31, 2021). The Form of Payment Election will become irrevocable as of the relevant December 31.
(c) Form of Payment Election Timing – Newly Elected or Appointed Director. The Deferral Election Form for newly elected or appointed Directors must be submitted to the Company no later than the day prior to the day on which the Director begins his or her service on the Board. Any such Form of Payment Election will become irrevocable upon submission to the Company and shall be conditioned on such Director actually becoming a member of the Board.
(d) Evergreen Elections. The Form of Payment Elections made pursuant to any Deferral Election Form shall automatically apply to future Cash Fees and shall remain in effect from year

Exhibit 10.19
to year unless and until the Director notifies the Company, in writing, of a change to such election prior to the applicable future Deferral Election Form deadline date. Stated differently, if a Director fails to submit a completed Deferral Election Form for any calendar year, the prior Form of Payment Election (or the implied election for the default cash payment described above) shall remain in effect.
3. Timing and Manner of Payment of Restricted Stock Units – General Rule. As a general rule, the Award Agreement for any Restricted Stock Unit Award shall provide that payment for the Award will be made shortly following the date on which the Award vests unless the Director elects to defer payment pursuant to Section 4, below. In any event, at the time of settlement for a Restricted Stock Unit Award, the Company shall make payment for vested Awards by delivering to the Director in one lump sum the number of whole unrestricted and fully transferable Shares equal to the number of Restricted Stock Units granted to the Director under the applicable Award Agreement.
4. Election to Defer Restricted Stock Unit Awards. Each Director may elect to defer receipt of 100% of the Restricted Stock Unit Award (including and Cash Fees he or she elected to receive in the form of Restricted Stock units pursuant to Section 2, above). The terms of any such deferral must comply with the provisions of this Section 4:
(a) Deferral Election. A Director may elect to defer the payment of his or her Restricted Stock Units until the first to occur of: (i) the date on which the Director incurs a separation from service within the meaning of Section 409A of the Code (a “Separation from Service”); (ii) the date specified by the Director, in writing, in his or her Deferral Election Form (that will be provided by the Company); or (iii) the date of the closing of a transaction that results in a Change in Control as long as such Change in Control constitutes a “change in control event” as defined in Section 409A of the Code (a “RSU Deferral Election”). Any such election shall be made in writing by submitting a signed Deferral Election Form to the Company.
(b) Deferral Election Timing – General. The Deferral Election Form must be submitted to the Company no later than December 31 of the calendar year prior to the relevant Grant date (e.g., an election to defer Restricted Stock Units granted in 2022 must be received by December 31, 2021). The RSU Deferral Election will become irrevocable as of the relevant December 31.
(c) Deferral Election Timing – Newly Elected or Appointed Director. The Deferral Election Form for newly elected or appointed Directors must be submitted to the Company no later than the day prior to the day on which the Director begins his or her service on the Board. Any such RSU Deferral Election will become irrevocable upon submission to the Company and shall be conditioned on such Director actually becoming a member of the Board.
(d) Evergreen Elections. The RSU Deferral Elections made pursuant to any Deferral Election Form shall automatically apply to each future grant of Restricted Stock Units and shall remain in effect from year to year unless and until the Director notifies the Company, in writing, of a change to such election prior to the applicable future Deferral Election Form deadline date. Stated differently, if a Director fails to submit a completed Deferral Election Form for any calendar year, the prior RSU Deferral Election (or the implied election for the default time of payment described above) shall remain in effect.
5. Subsequent Deferral Elections. A new RSU Deferral Election (the “Subsequent Deferral Election”) that changes the time of payment of Restricted Stock Units previously designated by a Director for the then current or any prior year will be honored if, and only if, the following conditions

Exhibit 10.19
are satisfied: (i) the Subsequent Deferral Election does not take effect until at least 12 months after the date on which it is submitted to the Company; (ii) the Subsequent Deferral Election is made at least 12 months prior to the originally scheduled payment date; and (iii) the Subsequent Deferral Election provides for a newly scheduled payment date that is at least 5 years later than the originally scheduled payment date.
6. Number of Shares Subject to Awards; Board Service Required. The number of shares of Stock subject to any Restricted Stock Unit Award for any given year will be determined by the Board in its sole discretion, as recommended by the Compensation Committee of the Board. For the avoidance of doubt, in order to be eligible to receive an Award, a Director must be a member of the Board on the Grant date for such Award.
7. Award Agreement. All Awards will be evidenced by a Restricted Stock Unit Agreement that will prescribe the terms and conditions, including the vesting conditions, that apply to the Award.
8. Amendment and Termination. The Board reserves the right to modify, amend or terminate this Deferral Program at any time and from time to time. Any such amendment, modification or termination, however, shall be subject to the requirements of Section 16 of the Plan to the extent that it is applicable.
9. Section 409A Compliance. It is intended that the terms of any Restricted Stock Unit Award and any election made pursuant to this Deferral Program will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Deferral Program and each Award Agreement shall be construed and interpreted consistent with that intent. Nevertheless, the Company does not guarantee any particular tax effect or treatment of the amounts due under this Deferral Program.
10. Unfunded Status of Awards. This Deferral Program and the Plan are intended to be “unfunded” plans for incentive compensation. With respect to any payments not yet made to a Director pursuant to an Award, nothing contained in this Deferral Program, the Plan or any Award Agreement shall give the Director any rights that are greater than those of a general creditor of the Company. Neither the Director nor any other persons shall have any interest in any bookkeeping account, fund or in any specific asset or assets of the Company or any other entity by reason of any Award.
11. Incorporation of Plan Provisions. The provisions of the Plan shall apply to all Deferral Elections made pursuant to this Deferral Program and shall accordingly be deemed to be incorporated herein.
IN WITNESS WHEREOF, the Company has caused this Deferral Program to be executed as of this 13th day of October 2021.

ZOVIO INC

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